EXHIBIT 23.2            Accountants' Consent


The Board of Directors
Marco Community Bancorp, Inc.
Marco Island, Florida

We consent to the use of our report dated February 21, 2003 (except for Note 6, as to which the date is April 7, 2003), related to the balance sheet as of January 31, 2003, and the related statements of operations, changes in stockholders' deficit and cash flows for the period from June 1, 2002 (date of inception) to January 31, 2003, and to the use of our name under the caption of "Experts," in Form SB-2 of Marco Community Bancorp, Inc. and any amendments thereto, as filed with the Securities and Exchange Commission.


/s/ Hacker, Johnson & Smith PA
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HACKER, JOHNSON & SMITH PA
Tampa, Florida
April 23, 2003